Exhibit d.3

                         SUBADVISORY AGREEMENT BETWEEN
           PHOENIX INVESTMENT COUNSEL AND PHOENIX/ZWEIG ADVISERS LLC



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                           PHOENIX INVESTMENT TRUST 97

                              SUBADVISORY AGREEMENT

Phoenix/Zweig Advisers LLC
900 Third Avenue
New York, New York 10022


         WHEREAS, Phoenix Investment Trust 97 (the "Trust") is an open-end investment company registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder;

         WHEREAS, the shares of the Trust are offered or may be offered in several series, including Phoenix Small Cap Value Fund (the "Fund");

         WHEREAS, Phoenix Investment Counsel, Inc. (the "Advisor") evaluates and recommends series advisors for the Fund and is responsible for the day-to-day management of the Fund; and

         WHEREAS, the Advisor desires to retain Phoenix/Zweig Advisers, LLC (the "Subadviser") to furnish portfolio management services for the Fund, and the Subadviser is willing to furnish such services.

         NOW, THEREFORE, the Advisor and the Subadviser agree as follows:

1. Employment as a Subadviser. The Advisor, being duly authorized, hereby employs the Subadviser to invest and reinvest the assets of the Fund on the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive. The Subadviser may render services to others and engage in other activities that do not conflict in any material manner with the Subadviser's performance hereunder.

2. Acceptance of Employment; Standard of Performance. The Subadviser accepts its employment as a Subadviser to the Advisor and agrees to use its best professional judgment to make investment decisions for the Fund in accordance with the provisions of this Agreement.

3.       Services of Subadviser.
         ----------------------

                (a) The Subadviser shall provide the services set forth herein and in Schedule A attached hereto and made a part hereof. In providing management services to the Fund, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the Fund and as set forth in the Fund's then current Prospectus and Statement of Additional Information (as the same may be modified from time to time), and to the Fund's Agreement and Declaration of Trust, to the investment and other restrictions set forth in the Act, the Securities Act of 1933, as amended, the provisions of the Internal Revenue Code ("IRC") applicable to regulated investment companies, and to the supervision and direction of the Advisor, who in turn is subject to the supervision and direction of the Board of Trustees of the Fund. The Subadviser shall not, without the Advisor's prior approval, effect any transactions that would cause the Fund at the time of the


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                        transaction to be out of compliance with any of such
                        restrictions or policies. The Subadviser will keep the Fund and the Advisor informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund and the Advisor from time to time with whatever information the Sub-Advisor believes is appropriate for this purpose.

                (b) Subject at all times to the limitations set forth in subparagraph 3(a) above, the Subadviser shall have full authority at all times with respect to the management of the Fund, including, but not limited to, authority to give written or oral instructions to various broker/dealers, banks or other agents; to bind and obligate the Fund to and for the carrying out of contracts, arrangements, or transactions which shall be entered into by the Subadviser on the Fund's behalf with or through such broker/dealers, banks or other agents; to direct the purchase and sale of any securities; and generally to do and take all action necessary in connection with the Fund, or considered desirable by the Subadviser with respect thereto. The Subadviser may maintain uninvested cash balances in the Fund as it shall deem reasonable without incurring any liability for the payment of interest thereon.

4. Expenses. The Subadviser shall furnish the following at its own expense:
   --------

                (a) Office facilities, including office space, furniture and equipment utilized by its employees, in the fulfillment of Subadviser's responsibilities hereunder;

                (b) Personnel necessary to perform the functions required to manage the investment and reinvestment of the Fund's assets (including those required for research, statistical and investment work), and to fulfill the other functions of the Subadviser hereunder;

                (c) Personnel to serve without salaries from the Fund as officers or agents of the Fund. The Subadviser need not provide personnel to perform, or pay the expenses of the Advisor or Fund for services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, auditors and legal counsel; and

                (d) Compensation and expenses, if any, of the trustees who are also full-time employees of the Subadviser.

5. Transaction Procedures. All transactions for the Fund will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian pursuant to its agreement with the Fund (the "Custodian Agreement"), of all cash and/or securities due to or from the Fund. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadviser shall advise the Custodian and confirm in writing or by confirmed electronic transmission to the Fund all investment orders for the Fund placed by it with brokers and dealers at the time and in the manner set forth in the Custodian Agreement and in Schedule B hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or

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         liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

6. Allocation of Brokerage. The Subadviser shall have authority and discretion to select brokers and dealers to execute Fund transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

         A. In placing orders for the sale and purchase of Fund securities for the Fund, the Subadviser's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain "best execution" on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser's overall responsibilities with respect to its clients, including the Fund, as to which the Subadviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

         B. Subject to the requirements of paragraph A above, the Advisor shall have the right to require that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Advisor and the Subadviser, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or that will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct or exclusive benefit to the Fund. In addition, subject to paragraph A above, the applicable Conduct Rules of the National Association of Securities Dealers, Inc. and other applicable law, the Fund shall have the right to request that transactions be executed by brokers and dealers by or through whom sales of shares of the Fund are made.

7. Fees for Services. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Advisor in accordance with the attached Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Advisor, the Advisor is solely responsible for the payment of fees to the Subadviser.

8. Limitation of Liability. The Subadviser shall not be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund, provided, however, that such acts or omissions shall not have constituted a breach of the investment objectives, policies and restrictions applicable to the Fund and that such acts or omissions shall not have resulted from the Subadviser's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Subadviser in its actions under this Agreement or a breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Subadviser from liability under the Act, other federal or state securities laws or common law).

9. Confidentiality. Subject to the duty of the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat

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         as confidential all information pertaining to the Fund and the actions of the Subadviser and the Fund in respect thereof.

10. Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act.

11. Representations, Warranties and Agreements of the Subadviser. The Subadviser represents, warrants and agrees that:

         A. It is registered as an "investment adviser" under the Investment Advisers Act of 1940, as amended ("Advisers Act").

         B. It will maintain, in the form and for the period required by Rule 31a-2 under the Act, the records and information required by the relevant portion of subparagraph (b) (1) and subparagraphs (b)(5),
         (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the Act respecting its activities with respect to the Fund, and such other records with respect thereto relating to the services the Subadviser provides under this Agreement as may be required in the future by applicable rules. The records maintained by the Subadviser hereunder shall be the property of the Fund and surrendered promptly upon request.

         C. It has a written code of ethics complying with the requirements of Rule 17j-l under the Act and will provide the Advisor with a copy of the code of ethics and evidence of its adoption. Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund (the "Code of Ethics"). The Subadviser will not be subject to the Code of Ethics of the Fund as long as its code of ethics complies with the applicable regulatory requirements and its code of ethics is approved by the Board of Trustees of the Trust. Within 10 days of the end of each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Fund and to the Advisor that the Subadviser has complied with the requirements of Rule 17j-l during the previous calendar quarter and that there has been no violation of its code of ethics, or if such a violation has occurred, that appropriate action was taken in response to such violation. The Subadviser shall permit the Fund and Advisor to examine the reports required to be made by the Subadviser under Rule 17j-l(c)(1) and this subparagraph.

         D. It will use all necessary efforts to manage the Fund so that the Fund will qualify as a regulated investment company under Subchapter M of the IRC and the rules and regulations adopted under such provision.

         E. It will furnish the Advisor a copy of its Form ADV as filed with the Securities and Exchange Commission.

         F. It will be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Fund in accordance with the requirements thereunder.

         G. It will notify the Advisor of any changes in the membership of its general partners within a reasonable time after such change.

         H. Reference is hereby made to the Declaration of Trust establishing the Trust, to the Trust's Certificate of Trust, which is on file with the Office of the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or

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         hereafter so filed with the Secretary of the State for the State of
         Delaware and elsewhere as required by law.

         I. The name Phoenix Investment Trust 97 refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Trust shall be held to any personal liability in connection with the affairs of the Trust; only the Trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

12. Representations, Warranties and Agreements of the Advisor. The Advisor represents, warrants and agrees that:

         A. It has the power and has taken all necessary action, and has obtained all necessary licenses, authorizations and approvals, to execute this Agreement, which constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

         B. It is registered as an "investment adviser" under the Advisers Act.

         C. It will deliver to the Subadviser true and complete copies of the Prospectus, Statement of Additional Information, and such other documents or instruments governing the investments and investment policies and practices of the Fund, and during the term of this Agreement will promptly deliver to the Subadviser true and complete copies of all documents and instruments supplementing, amending, or otherwise becoming such Fund Documents before or at the time they become effective.

         D. It will furnish or otherwise make available to the Subadviser such other information relating to the business affairs of the Fund as the Subadviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13. Reports. The Subadviser shall provide the Advisor such periodic and special reports as the Advisor may reasonably request. The Subadviser agrees that such records are the property of the Fund, and shall be made reasonably available for inspections, and by the Fund or to the Advisor as agent of the Fund, and promptly upon request surrendered to either. The Subadviser is authorized to supply the Fund's independent accountants, PricewaterhouseCoopers LLP, or any successor accountant for the Fund, any information that they may request in connection with the Fund.

14. Proxies. Unless the Advisor or the Fund gives the Subadviser written instructions to the contrary, Subadviser will vote, and shall comply with the Fund's proxy voting procedures then in effect, to vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested. The Advisor shall cause the Custodian to forward promptly to Subadviser all proxies upon receipt, so as to afford Subadviser a reasonable amount of time in which to determine how to vote such proxies. Subadviser agrees to provide the Advisor with quarterly proxy voting reports in such form as the Advisor may request from time to time.

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15.      Recordkeeping. The Subadviser will assist the recordkeeping agent for the Fund in determining or confirming the value of any securities or other assets in the Fund for which the recordkeeping agent seeks assistance from or identifies for review by the Advisor. The parties agree that, consistent with applicable law, the Advisor will not bear responsibility for the determination of value of any such securities or other assets.

16. Amendment. This Agreement may be amended at any time, but only by written agreement between the Subadviser and the Advisor, which amendment, other than amendments to Schedules A and B, is subject to the approval of the Trustees and the Shareholders of the Fund as and to the extent required by the Act.

17. Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement. Unless terminated as hereinafter provided, this Agreement shall remain in full force and effect until December 31, 2005, and thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

18. Notices. Except as otherwise provided in this Agreement, all notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by confirmed facsimile or by pre-paid first class letter post or overnight courier to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

         If to the Advisor:                 PHOENIX INVESTMENT COUNSEL, INC.
                                            56 Prospect Street
                                            Hartford, Connecticut 06115-0480
                                            Attention: Mr. Dan Geraci

         If to the Subadviser, at the address noted above.

19. Termination. This Agreement may be terminated by either party, without penalty, immediately upon written notice to the other party in the event of a breach of any provision thereof by the party so notified, or otherwise, upon sixty (60) days' written notice to the other party, but any such termination shall not affect the status, obligations or liabilities of either party hereto to the other party.

20. Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Connecticut.

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21.      Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned have hereunto set their respective hands and seals as of this 27th day of January, 2004.

                                             PHOENIX INVESTMENT COUNSEL, INC.


                                             By: /s/ Daniel T. Geraci
                                                ---------------------
                                                Title: President, Equities


                                             PHOENIX/ZWEIG ADVISERS LLC


                                             By: /s/ Carlton Neel
                                                -----------------
                                                Title: Senior Vice President





SCHEDULES:  A.   Subadviser Functions
            B.   Operational Procedures
            C.   Fee Schedule

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                                   SCHEDULE A
                                   ----------

                              SUBADVISER FUNCTIONS

         With respect to managing the investment and reinvestment of the Fund assets, the Subadviser shall provide, at its own expense:

         (a) An investment program for the Fund consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and Advisor;

         (b) Implementation of the investment program for the Fund based upon the foregoing criteria;

         (c) Annual reports, in form and substance acceptable to the Advisor and Subadviser, with respect to foreign custody as governed by Rule 17f-7 under the Act.

         (d) Quarterly reports, in form and substance acceptable to the Advisor, with respect to: i) compliance with the Subadviser's code of ethics; ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of Fund assets in accordance with the then prevailing prospectus and statement of additional information pertaining to the Fund and governing laws; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Fund limitation on acquisition of illiquid securities; v) cross transactions conducted pursuant to Rule 17a-7 under the Act; vi) proxy voting reports; vii) any and all other reports reasonably requested in accordance with or described in this Agreement; and, viii) the implementation of the Fund investment program, including, without limitation, analysis of Fund performance;

         (e) Attendance by appropriate representatives of the Subadviser at meetings requested by the Advisor or Trustees at such time(s) and location(s) as reasonably requested by the Advisor or Trustees; and

         (f) Participation, overall assistance and support in marketing the Fund, including, without limitation, meetings with pension fund representatives, broker/dealers who have a sales agreement with Phoenix Equity Planning Corporation, and other parties requested by the Advisor.

         (g) This Schedule A is subject to amendment from time to time to require additional reports as contemplated by Paragraph 13 of this Agreement.

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                                   SCHEDULE B
                                   ----------

                             OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied to State Street Bank & Trust Company (the "Custodian"), the custodian for the Fund.

The Subadviser must furnish the Custodian with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 8:30 p.m. (Eastern time) on the day of the trade. The deadline for semi-annual and annual financial reporting days is 5 p.m. The necessary information can be sent via facsimile machine to the Custodian. Information provided to the Custodian shall include the following:

         1.    Purchase or sale;
         2.    Security name;
         3.    CUSIP number (if applicable);
         4.    Number of shares and sales price per share;
         5.    Executing broker;
         6.    Settlement agent;
         7.    Trade date;
         8.    Settlement date;
         9.    Aggregate commission or if a net trade;
         10.   Interest purchased or sold from interest bearing security;
         11.   Other fees;
         12.   Net proceeds of the transaction;
         13.   Exchange where trade was executed; and
         14.   Identified tax lot (if applicable).

When opening accounts with brokers for, and in the name of, the Fund, the account must be a cash account. No margin accounts are to be maintained in the name of the Fund. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report. This will normally be done by confirmed facsimile or confirmed electronic transmission so that the Subadviser will know the amount available for investment purposes.

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                                   SCHEDULE C
                                   ----------

                                 SUBADVISORY FEE

         For services provided to the Fund pursuant to paragraph 3 hereof, the Advisor will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the following annual rates:

             0.10% on the first $166 million of average net assets; and 0.40% on next average net assets in excess of $166 million.

The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund shall be valued as set forth in the then current registration statement of the Fund.


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